INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Registration Statement of IQ Biometrix, Inc., on Form S-4 of our report dated September 30, 2003 appearing in this Registration Statement. We also consent to the reference to us under the heading "Experts" in this registration statement.




Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas


August 17, 2004